Exhibit 4(b)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY  •  {P. O. BOX 10648  •  BIRMINGHAM,  ALABAMA  35202-0648}

GUARANTEED ACCOUNT ENDORSEMENT

We are amending the Contract to which this endorsement is attached as described below:

1.               The definition for Contract Value is deleted and replaced by the definition below:

Contract Value:  Prior to the Annuity Commencement Date, the sum of the Variable Account value and the Guaranteed Account value attributable to a Contract.

2.               The first paragraph of the provision entitled “Variable Account Value” in the “VARIABLE ACCOUNT” section of your Contract is deleted and replaced by the paragraph below:

Variable Account Value - At any time prior to the Annuity Commencement Date, the Variable Account Value is equal to:

a)                            Purchase Payments allocated to the Variable Account; plus,

b)                           amounts transferred into the Variable Account; plus,

c)                            other amounts applied to the Variable Account; plus or minus,

d)                           investment performance; minus,

e)                            the amount of any surrenders removed from the Variable Account; minus,

f)                              other charges, fees and premium tax deducted from the Variable Account.

The Variable Account value equals the sum of the Sub-Account values.

3.               A definition for the ‘Guaranteed Account’ is added to the “DEFINITIONS” provision of your Contract.

Guaranteed Account:  Includes any Allocation Option we may offer with interest rate guarantees.

4.               The following provisions are added to your Contract.

GUARANTEED ACCOUNT

General Description - The Guaranteed Account includes the DCA Fixed Accounts, which are each a part of the Company’s general account. Amounts allocated to an account in the Guaranteed Account earn interest from the date they are credited to the account.

We, in our sole discretion, establish interest rates for each account in the Guaranteed Account. We will not declare a rate that yields values less than those required by the state in which the Contract is delivered. Because interest rates vary from time to time, allocations made to the same account in the Guaranteed Account at different times may earn interest at different rates.

DCA Fixed Accounts – The DCA Fixed Accounts are available only for Purchase Payments designated for dollar cost averaging. You may allocate a Purchase Payment to a DCA Fixed Account only when the value of that DCA Fixed Account is $0. The entire value of a DCA Fixed Account must be transferred to the Variable Account prior to allocating a new Purchase Payment to that DCA Fixed Account. Allocations to a DCA Fixed Account must include instructions regarding transfer frequency and the Sub-Accounts into which the transfers are to be made.

We will systematically transfer Purchase Payments allocated to a DCA Fixed Account into the Variable Account in equal amounts over the period we allow for that DCA Fixed Account. The interest rate we apply to a Purchase Payment allocated to a DCA Fixed Account is guaranteed for the period over which transfers are allowed from that DCA Fixed Account. Interest credited to a DCA Fixed Account will be accumulated and transferred from the DCA Fixed Account after the last dollar cost averaging transfer.

Guaranteed Account Value - Prior to the Annuity Commencement Date, the Guaranteed Account value is equal to:

a)                                      Purchase Payments allocated to the Guaranteed Account; plus,

b)                                     interest, and other amounts credited to the Guaranteed Account; minus,

c)                                      amounts transferred out of the Guaranteed Account; minus,

d)                                     the amount of any surrenders removed from the Guaranteed Account; minus,

e)                                      other charges, fees and premium tax deducted from the Guaranteed Account.

For the purposes of interest crediting, amounts deducted, transferred or withdrawn from accounts in the Guaranteed Account will be separately accounted for on a “first-in, first-out” (FIFO) basis.

Limitations on Transfers Involving the DCA Fixed Accounts - You may establish dollar cost averaging transfers from the DCA Fixed Accounts but transfers into the DCA Fixed Accounts are not permitted. If dollar cost averaging transfers from a DCA Fixed Account are terminated, we will transfer any amount remaining in that DCA Fixed Account into the Sub-Accounts according to the allocation instruction in effect for that DCA Fixed Account at the time the dollar cost averaging transfers are terminated, unless you have otherwise instructed us how to allocate the remaining amount.

Suspension or Delay in Payment of Surrender from Guaranteed Account - The Company may suspend or delay the payment of a partial or full surrender from the Guaranteed Account for up to six months where permitted or required, after obtaining the consent of the Commissioner of the Insurance Regulatory Agency of the state where the Contract is issued. We will pay interest on delayed payments from the Guaranteed Account as required by applicable state law.

Signed for the Company and made a part of the Contract as of the Effective Date.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

{ Secretary }